Exhibit 99.1
PetMeds® Announces Selected Preliminary Third Quarter Financial Results

Company to Restate Certain Previously Issued Financial Statements Due to Correction of Errors in Accounting for Tax-Related Entries; Filing of Form 10-Q to be Delayed.

Delray Beach, Florida, February 8, 2024 – PetMed Express, Inc. (NASDAQ: PETS) (“PetMeds” or the “Company”), Your Trusted Pet Health ExpertTM, today announced its selected preliminary financial results for its third quarter ended December 31, 2023.

These preliminary financial results are unaudited, based on currently available information and do not present all necessary information for a complete understanding of the Company’s financial condition as of December 31, 2023 or its results of operations for the quarter ended December 31, 2023.

Quarterly Highlights

1.Net sales for the quarter ended December 31, 2023, are expected to be $65.3 million, compared to $58.9 million for the third quarter in the prior year, an increase of 11.0% year over year. The current quarter includes the results from the recent acquisition of PetCareRx.
2.Gross profit in the quarter ended December 31, 2023, is expected to be $17.9 million, compared to $15.2 million in the prior year period. Gross margin improved to 27.4% in the quarter ended December 31, 2023 from 25.9% in the prior year period.
3.Cash and equivalents at December 31, 2023 are expected to be $49.4 million.

“Having to restate previously issued financial statements is certainly disappointing, but the restatement is a matter of tax accounting and will have no impact on our current cash balance,” said Matt Hulett, CEO and President. “From an operational perspective, we are encouraged to see the continued growth of recurring revenue as driven by our AutoShip & Save and PetPlus programs, which represented 52.2% of revenue during the quarter, up from 42.3% for the same quarter last year.” Hulett continued, “PetMeds is on a mission to deepen our engagement with our over two million pet parents, offering them an expanded portfolio of products and services on a regular, recurring basis. The introduction of a premium food brand and a substantial enhancement to our AutoShip & Save program mark pivotal steps in our transformation.”

Restatement of Certain Historical Financial Results

As reported in the Company's Form 8-K filed today, at the recommendation of the Company’s management, the Audit Committee of the Board of Directors of the Company (the “Audit Committee”), has concluded that the Company’s previously issued audited consolidated financial statements as of March 31, 2023 and 2022 and for the years ended March 31, 2023, 2022, and 2021 included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2023 (the “2023 Annual Report”), and the Company’s unaudited condensed consolidated financial statements included in the Quarterly Reports on Form 10-Q for the quarterly periods within those years (the “Historical Quarterly Reports”), as well as the unaudited condensed consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2023 (the “Q1 2024 Quarterly Report”) and the three months ended September 30, 2023 (the “Q2 2024 Quarterly Report” and together with the Q1 2024 Quarterly Report, the 2023 Annual Report and the Historical Quarterly Reports, the “Reports” and all financial statements included in the Reports, collectively the “Affected Financials”), should no longer be relied upon. As a result of the foregoing, related press releases, shareholder communications, investor presentations or other communications describing relevant portions of the Affected Financials should no longer be relied upon.

In preparing our 2023 Annual Report, we determined that an accrual for sales tax contingencies was required. As such, we recorded a sales tax accrual in the second and fourth quarters of fiscal year 2023 based on a determination that the sales tax liability was probable and estimable, and that such treatment was in accordance with what we believed to be the appropriate guidance from generally accepted accounting principles (GAAP). In the third quarter of fiscal year 2024, the Company reviewed, in conjunction with its auditors, RSM US LLP, the accounting treatment related to its previously reported sales tax accruals as well as the accounting treatment related to the deferred tax asset associated with the Company’s acquisition of PetCareRx in April 2023. As a result of this review, the Audit Committee concluded, based on management’s determination, that the Company incorrectly applied GAAP as it relates to the sales tax liability included in the periods contained in the Affected Financials, and that it improperly valued the deferred tax asset and goodwill reported in the first and second quarter of fiscal year 2024.

Expected Impact; Increase in Net Income for FY 2023, and Increase in Recorded Tax Liability Starting in FY 2020

The Company expects the impact of the restatement to affect multiple periods. The most significant impact to the income statement is expected to be a decrease to general and administrative expense for fiscal year 2023 in the range of $6 million to $8 million and a corresponding increase in net income for the same period. This amount was originally recorded as a
Exhibit 99.1 Page 1 of 3

sales tax liability based on a probable and estimable approach, in fiscal year 2023, rather than the correct, legal liability approach, under which the sales tax liability would have been recorded for periods included in the Affected Financials.

The restatement is expected to require the Company to revise and record a sales tax liability of approximately $14 to $20 million as of March 31, 2020 (reflecting the maximum potential sales tax liability as of such date). Because this liability gets adjusted in subsequent periods, as of March 31, 2023, we expect to record a maximum potential sales tax liability of approximately $16 to $23 million, and the liability is adjusted as amounts are settled or released in subsequent periods. While the Company believes that the foregoing description fairly represents the expected impact of the restatement on the Company’s prior financial statements as it relates to the sales-tax accrual, further adjustments may arise, and the Affected Financials as restated will reflect any such additional adjustments.

In addition, the Company has determined that the accounting related to the valuation of the carried forward net operating loss resulted in an overstated deferred tax asset reported at June 30 and September 30, 2023 related to the PetCareRx acquisition and will also be revised. This will increase goodwill and decrease the deferred tax asset on the balance sheet at such dates. This revision is a result of a technical tax matter surrounding the limitation adjustment to the net operating losses acquired.

No Expected Impact on Fiscal Year 2024 Revenue, Cost of Goods Sold, or Cash

The restatement is not expected to have an impact on the Company’s fiscal year 2024 revenue or cost of goods sold and does not impact cash.

“As soon as these technical accounting issues were identified, the PetMeds internal team immediately took action, in conjunction with our auditors, RSM, to identify the potential impact on past financial statements,” said Christine Chambers, Chief Financial Officer of PetMeds. “The restatement, while unfortunate, is not expected to impact our day to day business operations or strategic priorities. As we look ahead, we remain confident in our strategy and ability to drive long-term value.”

Next Steps

As a result of the level of administrative effort and time associated with completing the restatement, the Company will experience a delay in the filing of its Quarterly Report on Form 10-Q for the quarter ended December 31, 2023 (the Q3 Fiscal Year 2024 10-Q) and expects to file a notification of late filing on Form 12b-25 with the SEC on or before February 9, 2024.

Conference Call
This afternoon the Company will host a conference call to review selected preliminary third quarter financial results.

Time: 4:30 P.M. Eastern Time, February 8, 2024
Public call dial in (877) 407-0791 (toll free) or (201) 689-8563.
Webcast stream link: https://investors.petmeds.com/overview/default.aspx for those who wish to stream the call via webcast.
Replay: Available until November 13, 2023, at 11:59 P.M Eastern Time.
To access the replay, call (844) 512-2921 (toll free) or (412) 317-6671 and enter passcode 13741999.

About PetMeds

Founded in 1996, PetMeds is Your Trusted Pet Health Expert™, providing prescription and non-prescription medications, food, supplements, supplies and vet services for dogs, cats, and horses at competitive prices direct to the consumer through its 1-800-PetMeds toll free number and through its website at www.petmeds.com.
This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, that involve a number of risks and uncertainties, including the Company’s ability to meet the objectives included in its business plan.  Important factors that could cause results to differ materially from those indicated by such “forward-looking” statements are set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section in the Company’s Annual Report on Form 10-K for the year ended March 31, 2023.  The Company’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company's Form 10-Qs and its Annual Reports on Form 10-K.

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PETMEDS INVESTOR RELATIONS CONTACT
Brian M. Prenoveau, CFA
MZ Group
561-489-5315
investor@petmeds.com

PETMEDS MEDIA CONTACT
Mary Eva Tredway
Butin PR
maryeva@butinpr.com
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